As filed with the Securities and Exchange Commission on February 24, 2010

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

OKLAHOMA	73-1520922
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries

(Full title of the Plan)

JOHN R. BARKER

Executive Vice President and General Counsel

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Name, address and telephone number of agent for service)

Copies to:

DOUGLAS J. MAY

GABLEGOTWALS

100 West Fifth Street, Suite 1100

Tulsa, Oklahoma 74103

(918) 595-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, common stock, par value $0.01 per share (4)	1,000,000	$42.53	$42,530,000	$3,032.39
Total	1,000,000	$42.53	$42,530,000	$3,032.39

(1)	This registration statement includes 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of ONEOK, Inc. (the “Company” or “our”) for issuance under the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries (the “Thrift Plan”). This represents the increase in the number of shares of Common Stock authorized for issuance under the Thrift Plan.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Thrift Plan. In addition, pursuant to Rule 416, there are also being registered such additional shares of our Common Stock as may become issuable pursuant to the anti-dilution (equitable adjustment) provisions of the Thrift Plan.
(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee (based on the average of the highest and lowest sale prices of our Common Stock on the New York Stock Exchange on February 17, 2010, which is a date within five business days prior to the date of filing of this Registration Statement).
(4)	Includes, with respect to each share of our Common Stock, preferred share purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock. No separate consideration will be payable for the preferred share purchase rights.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8 under the Securities Act, this registration statement of the Company on Form S-8 is being filed in order to register 1,000,000 additional shares of the Company’s Common Stock which may be issued from time to time under the Company’s Thrift Plan. The contents of the earlier registration statements on Form S-8, filed on February 26, 2009 (SEC File No. 333-157548), August 4, 2008 (SEC File No. 333-152748), February 12, 2007 (SEC File No. 333-140629), November 28, 1997 (SEC File No. 333-41267), November 28, 1997 (SEC File No. 333-41263) and the post-effective amendment No. 1 to Form S-8 Registration Statement filed on April 19, 1999 (SEC File No. 333-41263), respectively, are incorporated by reference into this registration statement, and are supplemented by the information set forth below.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)	the Thrift Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008;

(c)	the description of our Common Stock contained in our Form 8-A registration statement filed with the SEC on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

(d)	the description of our preferred share purchase rights contained in our Form 8-A registration statement, as amended, filed with the SEC on February 6, 2003, including any amendment or report filed for the purpose of updating the description.

In addition, all documents filed subsequent to the date hereof by the Company or the employee benefit plan described above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 6.	Indemnification of Directors and Officers.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. Article VIII of the bylaws, as amended, of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Oklahoma law as now or hereafter enforced, including the advance of related expenses. In addition, indemnification agreements, the form of which has been previously approved by the shareholders of the Company, have been entered into between the Company and each of its directors and executive officers.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors (by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding involved); (ii) if such a quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (iii) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The indemnification agreements referred to above provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or executive officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified executive officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or executive officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s certificate of incorporation, bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as amended and restated effective as of January 1, 2008 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on August 4, 2008)

5.1*	Opinion of GABLEGOTWALS

23.1*	Consent of GABLEGOTWALS (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of BKD, LLP

24.*	Power of Attorney (included herein)

*	Filed herewith.

As permitted pursuant to Item 8(b) of Part II of Form S-8, neither an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor an Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, as amended, are filed as an exhibit hereto. The Company hereby undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B under the Securities Act:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the Registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on the 24th day of February, 2010.

ONEOK, INC.

By:	/s/ John W. Gibson
John W. Gibson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes John W. Gibson and Curtis L. Dinan, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 18th day of February, 2010.

Signature	Title

/s/ David L. Kyle
David L. Kyle	Director and Chairman of the Board

/s/ James C. Day
James C. Day	Director

/s/ Julie H. Edwards
Julie H. Edwards	Director

/s/ William L. Ford
William L. Ford	Director

/s/ John W. Gibson
John W. Gibson	Director, President and Chief Executive Officer

/s/ Derek S. Reiners
Derek S. Reiners	Senior Vice President and Chief Accounting Officer

/s/ Bert H. Mackie
Bert H. Mackie	Director

/s/ Jim W. Mogg
Jim W. Mogg	Director

/s/ Pattye L. Moore
Pattye L. Moore	Director

/s/ Gary D. Parker
Gary D. Parker	Director

/s/ Eduardo A. Rodriquez
Eduardo A. Rodriguez	Director

/s/ David J. Tippeconnic
David J. Tippeconnic	Director

/s/ Gerald B. Smith
Gerald B. Smith	Director

/s/ Curtis L. Dinan
Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as amended and restated effective as of January 1, 2008 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on August 4, 2008)

5.1*	Opinion of GABLEGOTWALS

23.1*	Consent of GABLEGOTWALS (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of BKD, LLP

24.*	Power of Attorney (included herein)

*	Filed herewith.